Exhibit 26(n)(1)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 25 to Registration Statement No. 33-67386 of Lincoln Benefit Life Variable Life Account ("the Account") on Form N-6 of our report dated March 8, 2012, relating to the financial statements and the related financial statement schedules of Lincoln Benefit Life Company, and to the use of our report dated April 2, 2012 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 13, 2012